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                                                                      Exhibit 14

                            CODE OF BUSINESS CONDUCT

INTRODUCTION

The Plastipak Holdings, Inc. Code of Business Conduct ("Code") applies to all representatives, Associates (defined as any person who is employed by the Company), including but not limited to supervisors, managers, consultants, directors, officers and any other persons whose business activities are conducted for Plastipak Holdings, Inc. and/or any of its subsidiaries (collectively, the "Company"). The Code requires all Associates of the Company to act ethically when conducting the business of the Company. This Code provides a summary of the conduct required from all Associates of the Company, and is a source for guidance, modification, accountability for, and enforcement of its provisions; and is hereby incorporated into the Company handbooks.

The integrity of the Company must not ever be compromised for the personal benefit of an Associate, Customer or Supplier. Early identification and resolution of ethical issues are critical to maintaining our commitment to ethical business practices. If you are unsure of what to do in any situation, seek additional guidance and information from the Company's designated Chief Compliance Officer identified on the Company's website. You may remain anonymous.

You are responsible to know and comply with the provisions of the Code. Failure to comply with the Code could result in disciplinary action, up to and including termination of employment. In addition, violation of the Code may also be a violation of either civil or criminal law and may result in civil or criminal penalties for you, your supervisor, and the Company. Company policy and the law prohibit retaliatory action against any Associate for reporting suspected violations of the Code or for raising legitimate concerns or questions regarding ethics matters.

This Code does not constitute a contract of employment for a definite term or a guarantee of continued employment.

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                                                                      Exhibit 14

CONFLICTS OF INTEREST

It is fundamental to this Code that the conduct of all business dealings of the Company be carried out in the best interest of the Company and within appropriate ethical and legal boundaries. Associates should not have personal interests that conflict with the interests of the Company.

Financial Interests and Investments in Suppliers, Customers and Competitors

THIS CODE PROHIBITS FINANCIAL CONFLICTS OF INTEREST RELATED TO INVESTMENTS IN OR OTHER INTERESTS IN SUPPLIERS, CUSTOMERS AND COMPETITORS. THE PROHIBITIONS CONTAINED IN THE CODE IN THIS RESPECT APPLY NOT ONLY TO THE ASSOCIATE, BUT ALSO APPLY TO ANY IMMEDIATE FAMILY MEMBERS LIVING IN THE SAME HOUSEHOLD AS THE ASSOCIATE. THE CODE PROHIBITS A CONFLICT OF INTEREST OR THE APPEARANCE OF A CONFLICT OF INTEREST. AN ASSOCIATE MUST SUBMIT TO THE CHIEF COMPLIANCE OFFICER ANY FACT SITUATION THAT IS, OR POTENTIALLY CONSTITUTES, A CONFLICT OF INTEREST OR THE APPEARANCE OF A CONFLICT OF INTEREST. THE COMPLIANCE OFFICER WILL DETERMINE THE COURSE OF ACTION REQUIRED BY THIS CODE.

Some examples of a financial interest prohibited by this Code are a financial interest or investment in any entity (by an officer of the Company, or an Associate that is involved in the procurement of goods and services, or who influences the decisions made regarding the selection of a particular vendor or supplier of goods or services) that (a) competes with; (b) is a supplier to; or
(c) is a customer of the Company. This does not include investments that are (a) held through a publicly traded mutual fund; or (b) equal to or less than $25,000, provided that any changes in value above the limit during the year are not the result of additional investment by the Associate. Associates in the category described in this paragraph must disclose to the Chief Compliance Officer any investments or financial interests of this nature annually by October 1st of each year. For other Associates, there is no limit to the investment or financial interest in the publicly traded securities of suppliers or customers and no disclosure requirement under the Code.

Any investments made prior to the Associate becoming employed by the Company may be retained provided the Associate registers the investment with the Chief Compliance Officer at the time this policy is effective and provided no additional investment is made during the time the Associate is employed by the Company.

In instances where the application of this policy results in extreme hardship, the Associate may request the Chief Compliance Officer seek a waiver from the Board of Directors of the Company.

All officers of the Company and Associates that are paid on the executive payroll are required to disclose annually (prior October 1st of each year) all of their investments (whether or not they are competitors, suppliers, or customers) by name, but not by amount. All Associates must disclose all investments that are or may be prohibited by this Code (competitor, supplier or customer) annually by furnishing a list to the Chief Compliance Officer of the names of the investment and other pertinent details. The Chief Compliance Officer must determine whether or not a conflict of interest exists, and what action, if any, is required of the Associate in regard to that investment or interest.

Affiliated Transactions

The Company's policy is to purchase goods and services on the basis of price, quality, availability, terms and services. While we prefer to deal with Plastipak's affiliated companies where possible, any transactions with affiliated entities are required to be at arm's-length terms and competitive to the marketplace.

Limitations on receipt of gifts, gratuities and trips

No Associate or family member living in the same household shall accept from any current or prospective vendor, supplier, customer or competitor any loans, trips, entertainment, gifts, or other gratuities, including meals, except of a token amount, defined as having a value of $250.00 or less. No written disclosure of token items is required, provided that such items in the aggregate or from one source do not exceed $1,000 in any year. Associates with procurement or sales responsibilities shall not accept any items, except those of a token amount, with the exception of trips pre-approved by the Chief Compliance Officer. An example of a trip that would require the prior approval of the Chief Compliance Officer would be a trip to a vendor or supplier to inspect or review a product or manufacturing facility.

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

                                                                      Exhibit 14

Business Opportunities, Fair Dealing and Full Disclosure

An Associate is prohibited from taking for his or her own benefit a business opportunity that in fairness belongs to the Company. Some examples of this would be:

- the acquisition of an interest in real estate known by the Associate to be of interest or benefit to the Company;

- accepting a business opportunity from someone doing business with the Company that is made available to the Associate because of his or her position with the Company; or

- engaging in a business opportunity with the Company through an entity in which the Associate has an undisclosed interest.

Similarly, an Associate is prohibited from using information to which he or she has access by virtue of his or her position in the Company for his or her personal interest to the detriment of the Company's interest. An Associate is strictly required to maintain all confidential information of the Company, and prohibited from taking advantage of anyone through misrepresentation or omission of material facts, manipulation of information, or any other unfair dealing.

Restrictions on employees rendering services to outside organizations and accepting remuneration for outside services

Associates may not accept outside employment with, or compensation from, a competitor, vendor, supplier, or customer of the Company, under circumstances that would cause confusion in our customers between the goods and services being provided by the Associate and the goods and services being provided by the Company. No Associate compensated under the executive payroll will render professional services to or act as a consultant or advisor to, or act as an agent of or for any organization that is not part of the Company or its affiliates. Nothing in this Code prohibits Associates from participating in trade or professional associations, religious or charitable organizations, government entities (including elected and appointed political offices) or industry research organizations. Other Conflicts of Interest

No statement of policy can address all situations that may present a conflict of interest for our Associates. The Company must rely on the character, integrity and judgment of its Associates to avoid situations that may create a conflict of interest or the appearance of a conflict of interest. In situations not specifically addressed in this Code, or in instances in which Associates need additional guidance or explanation regarding a particular situation, Associates are encouraged to consult their immediate supervisor or to contact the Chief Compliance Officer.

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                                                                      Exhibit 14

CONFIDENTIALITY, INTELLECTUAL PROPERTY, MISAPPROPRIATION OF ASSETS

This Code requires Associates to protect sensitive corporate information and prohibits Associates from disclosing it to unauthorized individuals or from using it for their personal gain. The sensitive information of the Company includes, but is not necessarily limited to, the following categories: (a) plans, strategies, tactics or organizational structure not announced to the public; (b) technologies and know-how, whether or not patented or capable of being patented; (c) financial data or the results of operations not publicly reported or subject to reporting requirements; (d) personal information regarding any Associate of the Company, whether currently employed or formerly employed; or (e) any material aspects of any contract to which the Company is a party. Exceptions to this general policy include disclosure to attorneys, accountants and other professionals working on behalf of the Company. Any and all subpoenas of or for information received by an Associate should be forwarded to the Legal Department for review and response. Any Associate who is unsure whether information is sensitive corporate information should consult the Chief Compliance Officer for clarification prior to disclosure.

All Company assets, including phones and computers, are used for legitimate Company business and it is the obligation of every Associate to appropriately safeguard them from waste, damage, tampering, or theft. Theft of Company property or the willful falsification of Company documents for the personal gain of an Associate is prohibited and may subject the Associate to criminal prosecution and disciplinary action. This Code prohibits the use of the Company's name, facilities, or relationships for personal benefit or for outside work. Use of the Company's name, facilities or relationships for charitable or pro bono work can be made only with prior approval from the Chief Compliance Officer. Each and every Associate must follow the Company's policies with respect to phone and computer use.

Company information systems, as well as the Company's manufacturing capabilities, capacities and all technology and know-how are part of the Company's proprietary information and subject to all confidentiality provisions contained in this Code.

Our customer's trust is one of our most important assets. You are required, therefore, to safeguard any financial or other confidential information that you learn about our customers, and you may only use customer information for the reason for which the information was gathered.

Any and all innovations created and information generated as part of your employment relationship are the exclusive property of the Company and cannot be used for any other purpose without the express written consent of the Company. Copying, selling, using or distributing the Company's information, software and other forms of intellectual property are strictly prohibited by the Code. Upon termination of employment with the Company, Associates are required to return all Company property to the Company. To the extent permitted by applicable law, the Company reserves the right to withhold from Associates compensation or other payments until all Company property has been returned.

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

                                                                      Exhibit 14

EEOC, OSHA AND COMPANY POLICIES ON WORKPLACE VIOLENCE, CONTROLLED SUBSTANCES AND ALCOHOL

This Company strictly prohibits discrimination for or against any Associate because of age, sex, race, religion, creed, color, national origin, ancestry, disability, gender, sexual orientation, marital status, or covered veteran status, and strictly prohibits actions constituting unlawful discrimination, including sexual harassment.

"Sexual harassment" is defined by regulation as: unwelcome sexual advances, requests for sexual favors and other verbal or physical conduct of a sexual nature when: (1) submission to such conduct is made either explicitly or implicitly a term or condition of an individual's employment; (2) submission to or rejection of such conduct by an individual is used as the basis for employment decisions affecting such individual; or (3) such conduct has the purpose or effect of unreasonably interfering with an individual's work performance or creating an intimidating, hostile or offensive working environment.

Prohibited racial and national origin harassment includes but is not necessarily limited to the following: racial, ethnic slurs or other verbal or physical conduct relating to an individual's race or national origin when this conduct
(1) has the purpose or effect of creating an intimidating, hostile or offensive working environment; (2) has the purpose or effect of unreasonably interfering with an individual's work performance; or (3) otherwise adversely affects an individual's employment opportunities.

An Associate who may be the victim of sexual harassment or racial or national origin harassment should contact the Chief Compliance Officer or any Human Resources representative directly or through the Company "Open Line" system defined more specifically in the Company handbook. Any complaint will be appropriately investigated and appropriate action will be taken.

Further, this Code strictly prohibits coercion, intimidation, interference or discrimination against any Associate for filing a complaint alleging discrimination or harassment or assisting in an investigation of any allegations of discrimination or harassment. Associates are protected under federal and applicable state or local "whistleblower" protection laws for providing information in accordance with these statutes and regulations, and this Code prohibits retaliation against any Associate for providing this information appropriately.

Associates are required to respect the dignity of the individual, nurture and support diversity, facilitate training and career development through educational programs, both internal and external, and mentoring, and promote Associate fulfillment, and accommodate a balance of career and family commitments.

It is every Associate's responsibility to promote and provide a safe, clean and productive environment in which to work. This Code adopts "zero-tolerance" for workplace violence committed by or against any Associate. This prohibition includes, but is not necessarily limited to the following: (a) engaging in acts of violence or threatening to engage in acts of violence; or (b) conduct or behavior that causes an Associate to reasonably believe that he or she is to be the object of violence. All incidents reported will be investigated promptly and appropriate disciplinary action will be taken. The Company will assist the police and judicial system and support criminal prosecution of Associates (or other individuals) found by investigation to have violated this Code.

The Company strictly prohibits the possession of any firearm by an Associate on Company property.

An Associate is strictly prohibited from the following acts: (a) drinking alcoholic beverages during the time the Associate is being paid by the Company;
(b) drinking alcoholic beverages on Company property; and (c) transporting or bringing alcoholic beverages onto Company property or being in possession of alcoholic beverages while on Company property.

It is also the Company's intent to provide a drug-free work environment. The unlawful manufacture, distribution, dispensation, possession or use of controlled substances in the workplace is strictly prohibited. Associates are required to notify the Chief Compliance Officer of any criminal drug statute convictions for a violation occurring in the workplace within five days of such conviction.

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
                                                                      Exhibit 14

ANTI-TRUST LAWS AND TYING ARRANGEMENTS

Fundamental anti-trust law prohibits business practices that restrain free trade. The goal of the law is to permit free trade and free competition to work in the business world to provide support of the free enterprise business system for the advantage of the consumer.

It is a violation of the law to do any of the following:

         (a) Allocate either customers or markets between or among suppliers;

         (b)      Place restrictions on production;

         (c)      Fix prices for products among horizontal competitors;

         (d) Enter into agreements that unduly limit a customer's ability to sell a product or service, including setting the price at which the customer may market that product or service;

         (e)      Tying arrangements;

         (f) Conduct activity to monopolize a market or reduce competition in, including pricing a product below cost in order to eliminate or reduce competition;

         (g) Use illegal or unethical means to gather information about competitors;

         (h) Stealing proprietary information or obtaining proprietary information without the owner's consent; or

         (i) Inducing disclosure of proprietary information by past or current employees of other companies.

Therefore, there should never be discussions of these issues by any of our Associates with directors, owners, or associates of competitors. This issue is particularly sensitive if you are a representative of the Company in any trade association or meeting of members of our industry. Even seemingly innocent conversations can have serious consequences.

Tying arrangements, whereby customers must purchase or provide a product or service, as a condition for another product or service being made available is, in certain instances, illegal. If you have a question in this area, it is imperative that you contact the Chief Compliance Officer to resolve the issue.

Wage and hour laws apply to every Associate, either because the Associate is or is not covered by certain provisions of those regulations. The regulations are both federal and state. The regulations are designed to ensure certain levels of compensation determined by the function and hours of work provided by an Associate. The Company strictly adheres to these regulations. It is a requirement that all Associates be compensated in accordance with these regulations. No Associate will endeavor to intentionally mis-apply the regulations either for his or her own benefit or for the benefit of the Company. If you have any questions in this regard, please contact the Chief Compliance Officer or the Human Resources Department.

The Company is committed to dealing fairly with its competitors, customers, suppliers, and Associates. No person is permitted to take unfair advantage of anyone through manipulation, concealment, abuse of confidential information, misrepresentation of material facts or other unfair dealing.

                                                                      Exhibit 14

FINANCIAL BOOKS AND RECORDS AND ACCOUNTING PRACTICES

All officers, including in particular the Chief Executive and Chief Financial Officers, as well as all Associates with responsibilities involving the Company's financial books and records, are expected to observe and comply with generally accepted accounting principles, the system of internal controls and disclosure controls and procedures established by the Company, and provisions of the Foreign Corrupt Practices Act requiring that the Company's books and records accurately and fairly reflect in reasonable detail the financial condition and results of operations of the Company. Company policies are intended to promote full, fair, accurate, timely and understandable disclosure in reports and documents filed with or submitted to the SEC and in the Company's public statements. In furtherance of these requirements:

- no false, misleading or artificial entries shall be made on corporate books, records and reports for any reason;

- no undisclosed or unrecorded corporate funds or assets shall be established for any purpose; and

- no payments from corporate funds or other assets shall be approved or made with the intention or understanding that any part of such payment will be used for any purpose other than that described by the documents supporting the payment. All payments must be supported with appropriately approved purchase orders, invoices or receipts, expense reports or other customary documents, all in accordance with established policy.

Each Associate is responsible for reporting any apparent weakness in the system of accounting controls, circumvention of accounting controls, failure to follow the policies and procedures established by the Company, or suspicious or unusual accounting or budget entries to the attention of the Manager of the department or the Chief Compliance Officer.

                                                                      Exhibit 14

U.S. FOREIGN CORRUPT PRACTICES ACT;
ANTI-MONEY LAUNDERING COMPLIANCE;
U.S. EMBARGOES AND SANCTIONS

The U.S. Foreign Corrupt Practices Act ("FCPA") is a law that prohibits giving money or other things of value to foreign government officials or foreign government representatives, with the intent of influencing the official's actions to obtain or retain business for the Company or to seek an improper advantage. It prohibits such payments directly or indirectly by the Company.

The following types of payments are strictly prohibited by the FCPA: (a) payments to Associates and their families (or any person, company or organization or any representative of any such person, company or organization) related to business transactions involving the Company; (b) direct or indirect bribes, kickbacks, or other questionable legal, illegal, improperly recorded or erroneously deducted payments, regardless of form, whether in money, property or services, for the purposes of obtaining any favorable treatment in securing business or to otherwise obtain special concessions; (c) payments for favorable treatment for business secured or for special concessions already obtained in the past that are made to any government official or employee, or family of a government official or employee (domestic or foreign, and whether on the national or local level), regulatory agency, government-controlled business, corporation, company or society (or any representative of any such person, company or organization).

If any Associate has any information, knowledge or belief that this Code is being violated, the Associate is required to report it immediately to the Chief Compliance Officer for investigation. If an Associate has any uncertainty about facts or circumstances, the Associate should seek the advice of the Chief Compliance Officer.

The Chief Financial Officer is responsible for providing and maintaining a system of controls to assure compliance with the FCPA. In addition, the audit of the Company's financial statements shall include evaluation of the Company's compliance with the FCPA. Payments permitted under 78dd-1(b) of the FCPA are payments to foreign officials to expedite or secure the performance of a routine governmental action, and may be made only with the express prior approval of the Chief Compliance Officer.

Money laundering is the process of converting proceeds from illegal activity so that funds are made appear to be legitimate. This conversion is not limited to cash transactions. The more the Company becomes involved in international business, the more vulnerable the Company becomes in this area of concern. It is important, therefore, for each Associate to conduct reasonable and appropriate due diligence prior to entering into business transactions with new customers or suppliers.

Since September 11, 2001, the government and foreign agencies have identified individuals and organizations that may be linked to terrorist activities and passed laws restricting individuals, corporations or foreign subsidiaries from doing business with countries, groups and individuals associated with terrorist activity or narcotics trafficking. The Company fully supports and will comply with economic sanctions and embargoes and other laws facilitating the attainment of the objectives of stopping terrorist activity or narcotics trafficking.

                                                                      Exhibit 14

ENVIRONMENTAL ISSUES

All Associates are to protect the environment in the locations where the Company has facilities and operations, and to preserve them for the benefit of the communities in which we serve and which serve our business needs. We are committed to doing business in an environmentally responsible manner and identifying environmental risks that may be associated with our manufacturing operations.

CODE ACCOUNTABILITY, ADHERENCE, REPORTING AND PENALTIES

The Board of Directors of the Company designates a Chief Compliance Officer who acts as a single point of contact for any Associate or third party, including government agencies, or law enforcement agencies, having concerns or questions about compliance with this Code. Associates are free, however, to address questions directly to their supervisors. The Chief Compliance Officer will handle concerns about potentially unethical behavior by any Associate, customer, or supplier on a confidential basis. The identity of the Chief Compliance Officer will be continuously posted electronically and displayed and listed throughout the Company.

Direct contact with the Chief Compliance Officer can be effected by calling the designated 800 number, or by sending a letter to the Chief Compliance Officer at: Chief Compliance Officer, Plastipak Holdings, Inc., 41605 Ann Arbor Road, Plymouth, Michigan 48170. Associates can request copies of the Code from the Chief Compliance Officer or from the Human Resources Department. The Code is additionally available on line at the Company Website (www.plastipak.com).

Associates must communicate honestly and conduct the Company's business with the highest standards of ethics, trust, and integrity. All Associates of the Company as a condition of employment are required to follow the rules of conduct contained in this Code of Business Conduct. Additionally, all Associates of the Company are responsible to raise questions about compliance with the Code if conditions arise that cause concern, and to report suspected violations of this Code to the Chief Compliance Officer designated by the Company.

All concerns or complaints will be investigated promptly and appropriate action taken. In investigating any alleged violation of this Code, the Chief Compliance Officer may collect information, through any lawful means, either directly or indirectly, including requiring an Associate (or family member living in the same household), vendor or supplier to provide information, requested by the Chief Compliance Officer and determined necessary or helpful in determining compliance with this Code. It is the Associate's responsibility to provide the requested information. In addition, the Chief Compliance Officer may require any Associate to certify from time to time that he or she is complying with all of the provisions of this Code.

Any Associate who fails to comply with the requirements of this Code of Business Conduct is subject to disciplinary action, up to and including termination of employment.

                                                                      Exhibit 14

POLITICAL, GOVERNMENTAL AND CIVIC ACTIVITIES AND CONTRIBUTIONS

All Associates are expected to be good citizens, and are encouraged to provide charitable giving and voluntary service to our communities, our state and the other states and nations in which the Company conducts its business. Associates are encouraged to participate in government organizations, boards, commissions, committees, and councils, and may be permitted to be elected or appointed to political office at the state, local, or national level so long as their duties do not conflict with their responsibilities to the Company. Associates who wish to be elected or appointed to political office must obtain the approval of the Company beforehand.

Activity covered under this section of the Code may not be conducted on Company property or when the Associate is being paid for his or her services (on Company time). No Company funds, assets or resources shall be contributed to candidates of a political party and the law prohibits financial support by the Company of an Associate's political activity. The Associate may participate in political and governmental activities as a personal matter, and generally outside of the Associate's work time and not as a representative of the Company. Further, this participation is expected not to detract from an Associate's ability to perform his or her Company responsibilities.

Any Associate elected or appointed to political office or the participation of any Associate in political activities, including economic contributions to causes or candidates, must conduct these activities in strict compliance with law and in accordance with Company rules. It would not be appropriate for an Associate to participate in the approval of or negotiation of an agreement between the Company and a political body in which the Associate is a political official.

No Associate will coerce any other Associate to participate in any political activity or in any Political Action Committee.

                                                                      Exhibit 14
WAIVERS AND AMENDMENTS

Any requests for waivers of the Code for Associates who are not executive officers must be directed through your supervisor to the Chief Compliance Officer. Requests for waivers for directors and executive officers must be directed to the Board of Directors through the Corporate Secretary. Only the Board of Directors may waive the applicability of the Code for a director or executive officer. Any waiver granted to directors or executive officers, including the Chief Executive Officer and Chief Financial Officer, and the reasons for granting the waiver, and any change in the Code applicable to directors and executive officers, including the Chief Executive Officer and Chief Financial Officer, must be promptly disclosed to the public as required by law.

The Board of Directors must approve any amendments to the Code. If any officer, manager, director, or supervisor attempts to modify the provisions of this Code orally, or to direct action that appears to be in conflict with the provisions of this Code, it is the responsibility of any Associate who becomes aware of such attempted modification or action to immediately inform the Chief Compliance Officer of this circumstance.

Associates are expected to know and follow the provisions of this code when conducting any Company business.

                                                                      Exhibit 14

ACKNOWLEDGEMENT PAGE AND SIGNATURE

I hereby confirm that I have received and read the Code of Business Conduct, and that I understand my obligations contained in it. If I have any questions in regard to my obligations under the Code, I will refer them to the Chief Compliance Officer.

______________________________
Print Associate's Name

Associate's Signature:

______________________________

______________________________
Location

Date: ________________________